EXHIBIT 11.01

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                          EXHIBIT 11.01
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
               RIO HOTEL & CASINO, INC. AND SUBSIDIARIES
           COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                              (Unaudited)

                                                        Three Months Ended
                                                              March 31,
                                                       1997            1996
Primary:
  Earnings (loss):
    Net income (loss)                             $   (2,417,323)  $   5,325,834

  Shares:
    Weighted average number of common shares
      and equivalents outstanding                     21,191,104      21,167,469
    Stock options                                        297,930         288,837

    Weighted average number of common shares
      outstanding, as adjusted                        21,489,034      21,456,306

  Earnings (loss) per common share:
    Net income (loss) per common share            $        (0.11)  $        0.25


Fully diluted:
  Earnings (loss):
    Net income (loss)                             $   (2,417,323)  $   5,325,834

  Shares:
    Weighted average number of common shares
      and equivalents outstanding                     21,191,104      21,167,469
    Stock options                                        312,009         364,734

    Weighted average number of common shares
      outstanding, as adjusted                        21,503,113      21,532,203

  Earnings (loss) per common share:
    Net income (loss) per common share            $        (0.11)  $        0.25

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